January 20, 1999




Addressees Listed on Schedule A


            Re: GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1999-C1

Ladies and Gentlemen:

     We are rendering this opinion in connection with the issuance on the date hereof of the GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1999-C1, Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class Q, Class R and Class LR (the "Certificates"), pursuant to a Pooling and Servicing Agreement, dated as of January 10, 1999 (the "Pooling and Servicing Agreement"), among GS Mortgage Securities Corporation II, as seller (the "Seller"), Goldman Sachs Mortgage Company ("GSMC"), as responsible party, Amresco Capital Limited, Inc. ("ACLI"), as responsible party, Daiwa Finance Corp. ("DFC"), as responsible party, Daiwa Real Estate Finance Corp. ("DREFC"), as responsible party, GMAC Commercial Mortgage Corporation, as master servicer, Lennar Partners, Inc., as special servicer, LaSalle National Bank, as trustee, and ABN AMRO Bank N.V., as fiscal agent. We have acted as the Seller's special tax counsel in connection with the aforementioned transaction. Capitalized terms used herein but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

     In rendering the opinion set forth below, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of the Pooling and Servicing Agreement, the Loan Sale Agreement, dated as of January 10, 1999, between GSMC and the Seller, the Loan Sale Agreement, dated as of January 10, 1999, between ACLI and the Seller, the Loan Sale Agreement, dated as of January 10, 1999, between DFC and the Seller, the Loan Sale Agreement, dated as of January 10, 1999, between DREFC and the Seller, the Underwriting Agreement, dated January 8, 1999, among the Seller, Goldman, Sachs & Co. ("GS&Co.") and Norwest Investment Services, Inc. ("Norwest"), the Purchase Agreement, dated January 15, 1999, between the Seller and GS&Co., the Prospectus, dated December 22, 1998 and the Prospectus Supplement, dated January 8, 1999, relating to the offering of the Class A-1, Class A-2, Class X, Class B, Class C, Class D and Class E Certificates, the Offering Circular, dated January 15, 1999, relating to the offering of the Class F, Class G,

Class H, Class J, Class R and Class LR Certificates, specimens of the Certificates, and such certificates, corporate records and other documents, agreements and instruments, including, among other things, the documents delivered on the Closing Date, and we have made such examination of matters of fact and law, as we have deemed necessary as a basis for the opinion hereinafter expressed. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens and the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens. We have also assumed that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, enforceable against such parties in accordance with their respective terms. As to any facts material to such opinion that were not known to us, we have relied upon written certificates and representations of officers and other representatives of the Seller.

     In rendering the opinion set forth below we do not express any opinion concerning the laws of any jurisdiction other than the Federal income tax laws of the United States of America.

     Based upon the foregoing, assuming that the elections required by Section 860D(b) of the Internal Revenue Code of 1986, as amended (the "Code"), are properly made, and assuming that the Trust Fund is administered in compliance with the Pooling and Servicing Agreement as in effect on the Closing Date, and with any subsequent changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, it is our opinion on the Closing Date and thereafter that (a) the Trust Fund, exclusive of the Excess Interest, the Default Interest, the Excess Interest Distribution Account, the Class Q Distribution Account and the Deductible Reserve Account, will qualify for treatment for Federal income tax purposes as two separate real estate mortgage investment conduits, as defined in Section 860D of the Code (the "Upper-Tier REMIC" and the "Lower-Tier REMIC"); (b) the Class A-1 Certificates, Class A-2 Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates and Class X Certificates will represent "regular interests" in the Upper-Tier REMIC and the Class R Certificates will constitute the sole class of "residual interests" in the Upper-Tier REMIC within the meaning of the Code; (c) the Lower-Tier Regular Interests will constitute "regular interests" in the Lower-Tier REMIC and the Class LR Certificates will constitute the sole class of "residual interests" in the Lower-Tier REMIC within the meaning of the Code; and (d) the portion of the Trust Fund consisting of the Excess Interest, the Default Interest, the Excess Interest Distribution Account, the Class Q Distribution Account and the Deductible Reserve Account will be classified as a grantor trust under Subpart E, Part I, of Subchapter J of the Code.

     We are furnishing this letter to you solely for your benefit in connection with the transactions referred to herein. This letter is not to be relied upon, used, circulated, quoted or otherwise referred to by any other person or for any other purpose without our prior written consent.


                                        Very truly yours,

                                   SCHEDULE A



GS Mortgage Securities Corporation II
85 Broad Street
New York, New York  10004

Goldman, Sachs & Co.
  as representative of the
  several underwriters
85 Broad Street
New York, New York  10004

LaSalle National Bank
135 South LaSalle Street, Suite 1740
Chicago, Illinois  60603

Standard & Poor's Rating Services
26 Broadway
New York, New York 10004

Moody's Investors Service, Inc.
99 Church Street, 4th Floor
New York, New York  10007